UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 19, 2008

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Harbor Bay Parkway, Alameda, California 94502
(Address of principal executive offices, including zip code)

(510) 748-4900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM  1.01            Entry into a Material Definitive Agreement.

License Agreement with Pharming Technologies B.V.

On February 26, 2008, Advanced Cell Technology, Inc. (the "Company") and Pharming Technologies B.V. (“Pharming”) entered into that certain License Agreement.  Pursuant to the terms of the License Agreement, the Company exclusively licensed to Pharming certain patents including oocyte activation patents for all uses and applications in or related to non-human animals. The Company retained all use and applications of such patents in or related to humans.  As consideration for the exclusive license, Pharming paid the Company a one-time license fee of $260,000.

Interim Financing

Effective February 19, 2008, the Company issued and sold a $600,000 unsecured convertible note (the "Note") to JMJ Financial, for a net purchase price of $500,000 (reflecting a 16.66% original issue discount) in a private placement. Pursuant to the Use of Proceeds Agreement entered into in connection with the issuance of the Note, the Company is required to use the proceeds from the Note solely for research, development and other expenditures dedicated to adult stem cell research. The Note may not be prepaid without written consent from the holder of the Note.  The Note bears interest at the rate of 12% per annum, and is due by February 10, 2010. At any time after the 180th day following the effective date of the Note, the holder of the Note may at its election convert all or part of the Note plus accrued interest into shares of the Company's common stock at the conversion rate of the lesser of: (a) $0.38 per share, or (b) 80% of the average of the three lowest trade prices in the 20 trading days prior to the conversion.

ITEM  3.02            Unregistered Sales of Equity Securities.

The issuance of the Note described above was made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, relating to sales by an issuer not involving a public offering, and/or pursuant to the requirements of one or more of the safe harbors provided in Regulation D under the Securities Act.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chairman and Chief Executive Officer

Dated: February 28, 2008